                                                                  EXECUTION COPY

                            ASSET PURCHASE AGREEMENT

                                   dated as of

                                November 19, 1999

                                      among

                                3COM CORPORATION,

                         MANUFACTURERS' SERVICES LIMITED

                                       and

             MANUFACTURERS' SERVICES SALT LAKE CITY OPERATIONS, INC.

                        relating to the purchase and sale

                                       of

                        3Com Corporation's Salt Lake City

                             Manufacturing Facility

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----

ARTICLE I - DEFINITIONS
     SECTION 1.1.   Definitions .............................................  1

ARTICLE II- PURCHASE AND SALE OF ACQUIRED BUSINESS ..........................  7
     SECTION 2.1.   Purchase and Sale .......................................  7
     SECTION 2.2.   Excluded Assets .........................................  8
     SECTION 2.3.   Assumed Liabilities .....................................  8
     SECTION 2.4.   Purchase Consideration ..................................  8
     SECTION 2.5.   Assignment of Contracts and Rights ......................  8
     SECTION 2.6.   Adjustment to Purchase Consideration ....................  9

ARTICLE III - CLOSING ....................................................... 10
     SECTION 3.1.   Closing ................................................. 10
     SECTION 3.2.   Inventory Payment ....................................... 11

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF SELLER ....................... 11
      SECTION 4.1.  Corporate Existence and Power ........................... 12
      SECTION 4.2.  Corporate Authorization ................................. 12
      SECTION 4.3.  Governmental Authorization .............................. 12
      SECTION 4.4.  Noncontravention ........................................ 12
      SECTION 4.5.  Required Consents ....................................... 13
      SECTION 4.6.  Absence of Certain Changes .............................. 13
      SECTION 4.7.  Material Contracts ...................................... 13
      SECTION 4.8.  Licenses and Permits .................................... 14
      SECTION 4.9.  Litigation .............................................. 15
      SECTION 4.10. Properties .............................................. 15
      SECTION 4.11. Taxes ................................................... 16
      SECTION 4.12. Intellectual Property ................................... 16
      SECTION 4.13. Labor Issues ............................................ 17
      SECTION 4.14. Employees ............................................... 18
      SECTION 4.15. Finders' Fees ........................................... 18
      SECTION 4.16. Compliance with Laws .................................... 18
      SECTION 4.17. Environmental Matters ................................... 18
      SECTION 4.18. Quarterly Reports ....................................... 19
      SECTION 4.19. Y2K Compliance .......................................... 19

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF PURCHASER ..................... 19
      SECTION 5.1.  Corporate Existence and Power ........................... 19
      SECTION 5.2.  Corporate Authorization ................................. 19
      SECTION 5.3.  Governmental Authorization .............................. 20
      SECTION 5.4.  Noncontravention ........................................ 20
      SECTION 5.5.  Required Consents ....................................... 20
      SECTION 5.6.  Financial Statements .................................... 20

                                TABLE OF CONTENTS
                                   (continued)
                                                                            Page
                                                                            ----

     SECTION 5.7.   Litigation .............................................. 21
     SECTION 5.8.   Finders' Fees ........................................... 21
     SECTION 5.9.   Financing ............................................... 22
     SECTION 5.10.  WARN Act ................................................ 22

ARTICLE VI - COVENANTS OF SELLER WITH RESPECT TO ACQUIRED BUSINESS .......... 22
     SECTION 6.1.   Conduct of the Acquired Business ........................ 22
     SECTION 6.2.   Access to Information, Confidentiality .................. 23
     SECTION 6.3.   Notices of Certain Events ............................... 23
     SECTION 6.4.   SLCM Employees .......................................... 24
     SECTION 6.5.   No Solicitation ......................................... 24
     SECTION 6.6.   SAP ..................................................... 24
     SECTION 6.7.   Preparation of Financial Statements ..................... 25
     SECTION 6.8.   Asset List .............................................. 25

ARTICLE VII - COVENANTS OF PURCHASER AND PARENT ............................. 25
     SECTION 7.1.   Access to Information; Confidentiality .................. 25
     SECTION 7.2.   Notices of Certain Events ............................... 26
     SECTION 7.3.   No Solicitation ......................................... 26
     SECTION 7.4.   Intellectual Property ................................... 26

ARTICLE VIII - COVENANTS OF SELLER AND PURCHASER ............................ 26
     SECTION 8.1.   Commercially Reasonable Efforts; Further Assurances ..... 26
     SECTION 8.2.   Certain Filings ......................................... 27
     SECTION 8.3.   Public Announcements .................................... 27
     SECTION 8.4.   Required Notices and Consents ........................... 27
     SECTION 8.5.   Facility Personnel ...................................... 27
     SECTION 8.6.   Taxes ................................................... 29

ARTICLE IX - CONDITIONS TO CLOSING .......................................... 30
     SECTION 9.1.   Conditions to Obligations of Seller and Purchaser ....... 30
     SECTION 9.2.   Conditions to Obligations of Seller ..................... 30
     SECTION 9.3.   Conditions to Obligations of Purchaser .................. 32

ARTICLE X - SURVIVAL; INDEMNIFICATION ....................................... 33
     SECTION 10.1.  Survival ................................................ 33
     SECTION 10.2.  Indemnification ......................................... 33
     SECTION 10.3.  Procedures .............................................. 34
     SECTION 10.4.  Damages ................................................. 35
     SECTION 10.5.  Assignment of Claims .................................... 35
     SECTION 10.6.  Exclusivity ............................................. 35

                                TABLE OF CONTENTS
                                   (continued)
                                                                            Page
                                                                            ----

ARTICLE XI - TERMINATION .................................................... 36
     SECTION 11.1.  Grounds for Termination ................................. 36
     SECTION 11.2.  Effect of Termination ................................... 36
     SECTION 11.3.  Procedure Upon Termination .............................. 36

ARTICLE XII - MISCELLANEOUS ................................................. 37
     SECTION 12.1.  Notices ................................................. 37
     SECTION 12.2.  Amendments and Waivers .................................. 38
     SECTION 12.3.  Expenses ................................................ 38
     SECTION 12.4.  Successors and Assigns .................................. 38
     SECTION 12.5.  Governing Law ........................................... 39
     SECTION 12.6.  Counterparts; Third Party Beneficiaries ................. 39
     SECTION 12.7.  Entire Agreement; Severability .......................... 39
     SECTION 12.8.  Captions ................................................ 39
     SECTION 12.9.  Disclosure Schedules .................................... 39
     SECTION 12.10. Representation by Counsel; Interpretation ............... 40
     SECTION 12.11. Other Remedies; Specific Performance .................... 40
     SECTION 12.12. Consent to Jurisdiction ................................. 40
     SECTION 12.13. Waiver of Jury Trial .................................... 41
     SECTION 12.14. Suretyship Waivers ...................................... 41

EXHIBIT A       INTELLECTUAL PROPERTY LICENSE AGREEMENT
EXHIBIT B       REAL PROPERTY PURCHASE AGREEMENT
EXHIBIT C-1     SELLER SUPPLY AGREEMENT
EXHIBIT C-2     PALM SUPPLY AGREEMENT
EXHIBIT D       TRANSITION SERVICES AGREEMENT
EXHIBIT E       GENERAL ASSIGNMENT AND BILL OF SALE
EXHIBIT F       ASSUMPTION AGREEMENT

DISCLOSURE SCHEDULES

                            ASSET PURCHASE AGREEMENT

      This ASSET PURCHASE AGREEMENT, dated as of November 19, 1999, is among 3COM CORPORATION, a Delaware corporation ("Seller"), MANUFACTURERS' SERVICES LIMITED, a Delaware corporation ("Parent") and MANUFACTURERS' SERVICES SALT LAKE CITY OPERATIONS, INC., a Delaware corporation ("Purchaser").

                              W I T N E S S E T H:

      WHEREAS, Seller is the owner and operator of an electronics manufacturing facility located at 5742 West Harold Gatty Drive, Salt Lake City, Utah (the "Facility");

      WHEREAS, Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller the Facility and substantially all of the operations associated with the Facility, upon the terms and conditions set forth herein; and

      WHEREAS, Seller has invited Purchaser to perform, and Purchaser has performed, certain due diligence and business investigations with respect to the Facility, and the parties intend that the sale of the Facility be without representation or warranty by Seller, express or implied, except as specifically set forth herein and in the Ancillary Agreements (as defined herein) and the instruments delivered pursuant hereto and thereto.

      NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

      SECTION 1.1. Definitions.

      (a) The following terms, as used herein, have the following meanings:

      "Acquired Assets" means all of Seller's right, title and interest in the following, as they may exist on the Closing Date.

            (i) the Real Property together with the buildings, fixtures, structures and other improvements erected thereon, and together with all easements, rights and privileges appurtenant thereto, as more particularly described in the Real Property Purchase Agreement;

            (ii) all of Seller's machinery, equipment, tooling, dies, jigs, spare parts and supplies located at the Facility and being used for or necessary to the Acquired Business;

            (iii) all of Seller's raw materials, work in process, supplies, parts, packaging materials and accessories, other than the Excluded Inventory, being used for or necessary to the Acquired Business located at the Facility;

            (iv) all of Seller's other tangible assets located at the Facility and being used for or necessary to the Acquired Business, including office furniture, office equipment and supplies and computer hardware; and

            (v) all of Seller's interest in governmental permits, licenses, registrations, orders and approvals, and warranties and guaranties by third parties, in each case solely related to the Acquired Business, to the extent such permits, licenses, registrations, orders, approvals, warranties and guaranties are separately transferable to Purchaser, it being understood that
Schedule 4.8 indicates that such permits, licenses, registrations, orders, approvals, warranties and guaranties are not transferable to Purchaser;

            (vi) all rights of Seller under the Assumed Contracts; and

            (vii) all rights of the Seller in and to the Intellectual Property (other than the Intellectual Property that is the subject of the Intellectual Property License Agreement) used or necessary in connection with the Acquired Business to the extent transferable to Purchaser, as listed in Schedule 4.12 to the Seller Disclosure Schedule.

      Notwithstanding anything in clauses (i) through (vii) above, the Excluded Assets listed on Schedule 1.1-D to this Agreement shall not be considered Acquired Assets.

      "Acquired Business" means the manufacturing operations associated with the Facility purchased pursuant to this Agreement, including the Acquired Assets and the Assumed Liabilities.

      "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, "control" when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; the terms "controlling" and "controlled" have meanings correlative to the foregoing.

      "Ancillary Agreements" means the Real Property Purchase Agreement and the documents contemplated thereby, the Real Property Lease Agreement, the Escrow Agreement, the Intellectual Property License Agreement, the Transition Services Agreement, the Supply Agreements, the general assignment and bill of sale referred to in Section 3.1(b), the assumption agreement referred to in Section 3.1(c), and each other document or agreement delivered by Seller or Purchaser in connection with this Agreement.

      "Assumed Contracts" means those contracts, agreements, leases, commitments and sales and purchase orders of Seller relating to the Acquired Business listed on Schedule 1.1-A to this Agreement.

      "Assumed Liabilities" means those debts, obligations, contracts and liabilities of Seller of related to or arising out of the conduct of the Acquired Business listed on Schedule 1.1-B to this Agreement, in each case to the extent not paid, discharged or cancelled prior to the Closing.

      "Closing Date" means the date of the Closing.

      "Code" means the Internal Revenue Code of 1986, as amended form time to time.

      "Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Resource Conservation and Recovery Act of 1976, each as amended, together with all other laws that concern pollution or protection of the environment and public health and safety, including laws relating to the emissions, discharges, releases or threatened releases of pollutants, contaminants or Hazardous Substances into ambient air, surface water, ground water or lands, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or chemical, industrial, Hazardous Substances or wastes.

      "Escrow Agent" means an escrow agent reasonably satisfactory to Seller and Purchaser, with which Purchaser shall deposit the Initial Cash Purchase Price.

      "Escrow Agreement" means a escrow agreement in form and substance reasonably satisfactory to Seller, Purchaser and the Escrow Agent, to be entered into in connection with the Closing.

      "Excluded Assets" means those assets listed on Schedule 1.1-C to this Agreement.

      "Excluded Inventory" means raw materials and work in process that constitute, as of the Closing Date, "Excess Materials" as defined in the Supply Agreements, "Obsolete Materials," as defined in the Supply Agreements, or is known to be damaged or defective.

      "Excluded Liabilities" means (i) any liability of Seller, including, without limitation, those incurred in connection with the Acquired Business, arising out of any Seller Benefit Plan; (ii) any liability of Seller for Taxes, including, without limitation, those incurred in connection with the Acquired Business, except as expressly provided in Section 8.6 and (iii) any other liability of Seller, including, without limitation, those incurred in connection with the Acquired Business, that is not listed on Schedule 1.1-C to this Agreement.

      "Hazardous Substance" means (i) any substance designated or listed as a "hazardous substance" under Section 101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 or the regulations adopted pursuant thereto; (ii) any substance designated or listed as a "hazardous substance" under Sections 307 or 311 of the Clean Water Act or the regulations adopted pursuant thereto; (iii) any substance defined, designated or listed as a "hazardous waste" under Section 1004(5) of the Resource Conservation and Recovery Act or the regulations adopted pursuant thereto or (iv) any other substance which is regulated by or may give rise to liability under any other laws that concern pollution or protection of the environment and public health and safety.

      "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      "Intellectual Property" means any or all of the following and all rights used in or necessary to the operation of the Acquired Business, whether owned by, licensed to or otherwise used by Seller, in, arising out of, or associated therewith: (i) all United States patents and utility models and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation embodying or evidencing any of the foregoing; (iii) all United States copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto; (iv) all mask works, mask work registrations and applications therefor in the United States; (v) all industrial designs and any registrations and applications therefor in the United States;
(vi) all United States trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith; (vii) all databases and data collections and all rights therein; and (viii) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded.

      "Intellectual Property License Agreement" means the license agreement substantially in the form attached hereto as Exhibit A with respect to the Intellectual Property described therein.

      "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or other encumbrance, or restriction on transfer in respect of such property or asset.

      "1934 Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

      "Other Employee" means an employee of Seller with respect to the Facility who is on inactive status and who is on a leave of absence from the Facility either as a result of a medical disability or a personal leave granted by 3Com.

      "Palm" means Palm Computing, Inc., a California corporation, which is a subsidiary of Seller and which may be reincorporated as a Delaware corporation.

      "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

      "Purchaser Disclosure Schedules" means the Schedules delivered by the Purchaser to the Seller in connection with this Agreement.

      "Purchaser Material Adverse Effect" means a material adverse effect on (x) the business, liabilities, assets or condition (financial or otherwise) of either Parent or Purchaser, except any such effect resulting from or arising in connection with changes in economic, regulatory or political conditions, or (y) Purchaser's or Parent's ability to consummate the transactions contemplated hereby, including Purchaser's or Parent's ability to obtain financing necessary to consummate such transactions, or Purchaser's ability to satisfy its obligations under the Supply Agreements, whether or not resulting from or arising in connection with changes in economic, regulatory or political conditions.

      "Purchase Price Adjustment" means any adjustment to the Purchase Consideration provided for in Section 2.6.

      "Real Property" means the real property and premises on which the Facility is located, as more particularly described in the Real Property Purchase Agreement.

      "Real Property Escrow Agent" means First American Title Insurance Company, with which Purchaser may deposit the Real Property Purchase Consideration if required pursuant to Section 3.1(a) and the Real Property Purchase Consideration.

      "Real Property Escrow Agreement" means an escrow agreement in form and substance reasonably satisfactory to Seller, Purchaser and the Escrow Agent, to be entered into in connection with the Real Property Purchase Consideration in the event the Boundary Line Adjustment is not completed by the Closing Date, as contemplated by Section 3.1(a).

      "Real Property Intangibles" has the meaning assigned to the term "Intangibles" in the Real Property Purchase Agreement.

      "Real Property Lease Agreement" means a lease of the Real Property, on commercially reasonable terms and otherwise in form and substance reasonably satisfactory to Seller and Purchaser, pursuant to which Seller will lease the Real Property to Purchaser until completion of the Boundary Line Adjustment, which lease shall be on a "triple net" basis with Purchaser being responsible for payment of a reasonable rent, payment of all taxes and insurance with respect to the Real Property, and all repair and maintenance of the Real Property during the term of the lease.

      "Real Property Purchase Agreement" means the purchase agreement substantially in the form attached hereto as Exhibit B with respect to the Real Property.

      "Real Property Purchase Consideration" has the meaning assigned to the term "Purchase Price" in the Real Property Purchase Agreement.

      "Required Consents" means, collectively, the Seller Required Consents and the Purchaser Required Consents.

      "SEC" means the Securities and Exchange Commission or any successor agency.

      "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

      "Seller Disclosure Schedules" means the Schedules delivered by the Seller to the Purchaser in connection with this Agreement.

      "Seller Material Adverse Effect" means a material adverse effect on (x) the business, liabilities, assets or condition (financial or otherwise) of the Acquired Business, taken as whole, or the ability of the Acquired Business to be operated after the Closing, except any such effect resulting from or arising in connection with changes in economic, regulatory or political conditions or (y) Seller's ability to consummate the transactions contemplated hereby, including Seller's and Palm's ability to satisfy its respective obligations under the applicable Supply Agreement, whether or not resulting from or arising in connection with changes in economic, regulatory or political conditions.

      "Supply Agreements" means the supply agreements substantially in the form attached hereto as Exhibit C-1 and Exhibit C-2 with respect to the commitment of Purchaser to manufacture, and the commitment of Seller, in the case of Exhibit C-1, and Palm, in the case of Exhibit C-2, to purchase, products manufactured at the Facility.

      "Transaction Agreements" means this Agreement and the Ancillary
Agreements.

      "Transition Services Agreement" means the transition services agreement substantially in the form attached hereto as Exhibit E with respect to specified services to be performed by Seller for Purchaser.

      "WARN Act" means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

      (b) Each of the following terms is defined in the Section set forth opposite such term:

              Term                                Section
              Acquired Assets                     1.1
              Balance Sheet Date                  5.6(a)
              Boundary Line Adjustment            3.1(a)
              Claim                               11.3
              Closing                             3.1
              Closing Inventory Value             2.6(a)
              Closing Statement                   2.6(a)
              Confidential Information            6.2(b)
              Damages                             10.1
              Difference                          2.6(e)
              Documents                           10.2
              Environmental Reports               4.17(d)

              Term                                Section
              Established Adjustment              3.1(a)
              Excluded Assets                     1.2
              Facility                            Recitals
              Financial Statements                5.6(a)
              GAAP                                5.6(a)
              Indemnified Party                   11.3
              Indemnifying Party                  11.3
              Initial Cash Purchase Price         2.4
              Inventory Purchase Price            3.2
              Licensed Intellectual Property      4.13
              Net Asset Value                     2.6(a)
              Net Capital Expenditures            2.6(a)
              Nondisclosure Agreement             6.2
              Permits                             4.8
              Permitted Liens                     4.10(a)
              Potential Contributor               11.5
              Prepaid Expenses                    2.6(a)
              Price Allocation                    8.6(b)
              PTO liability                       8.5(g)
              Purchase Consideration              2.4
              Purchaser Required Consents         5.5
              Seller Benefit Plan                 4.7(g)
              Seller Required Consents            4.5
              SLCM Employee                       8.5
              Tax                                 4.11
              Third Party Claim                   11.3
             ------------------------------------------------------

      (c) As used herein, (i) the word "including" shall be deemed to mean "including without limitation"; and (ii) the words "law" or "laws" shall be deemed to refer to any United States federal, state or local statute, law, standard, ordinance, regulation, rule, license, permit, approval, order, judgment or award of any court or governmental authority.

                                   ARTICLE II
                     PURCHASE AND SALE OF ACQUIRED BUSINESS

      SECTION 2.1. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, Purchaser agrees to purchase from Seller, and Seller agrees to sell, convey, transfer, assign and deliver to Purchaser, the Acquired Assets, free and clear of all Liens, other than Permitted Liens, except to the extent the Real Property and the Real Property Intangibles may be conveyed after the Closing Date as provided in Section 3.1(a). The parties hereto understand that, while certain Intellectual Property (including the Licensed Intellectual Property) that is the subject of the Intellectual Property License Agreement may be assigned to Purchaser, to the extent set forth on Schedule 4.12, some of the Intellectual Property may not be assigned to Purchaser, since it is also related to the other business of Seller which is not transferred to Purchaser hereunder. Therefore, only with respect to such Intellectual Property which may be assigned to Purchaser (as set forth in Schedule 4.12), Seller shall sell, transfer, convey and assign to Purchaser, free and clear of all Liens other than Permitted Liens, all right, title and interest of Seller in and to such Intellectual Property.

      SECTION 2.2. Excluded Assets. Purchaser expressly understands and agrees that the Excluded Assets shall be excluded from the Acquired Assets.

      SECTION 2.3. Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement and effective at the time of the Closing, Purchaser shall unconditionally assume and agree to pay, satisfy and discharge when due in accordance with their terms, and Purchaser shall fully and forever hold Seller and its Affiliates harmless against, any and all Assumed Liabilities in accordance with Section 10.2(b). Seller expressly understands and agrees that Purchaser will not assume any of the Excluded Liabilities, and Seller shall fully and forever hold Purchaser and its Affiliates harmless against, any and all Excluded Liabilities in accordance with Section 10.2(a).

      SECTION 2.4. Purchase Consideration. The purchase consideration for the Acquired Assets (the "Purchase Consideration") consist of $65,000,000 (the "Initial Cash Purchase Price") plus $20,000,000 (the "Inventory Purchase Price") plus the Assumed Liabilities, subject to Purchase Price Adjustments as set forth in Section 2.6. The Initial Cash Purchase Price shall be paid subject to and as provided in Section 3.1(a). The Inventory Purchase Price shall be paid as provided in Section 3.2. The Purchase Consideration and the Initial Cash Purchase Price include the Real Property Purchase Consideration.

      SECTION 2.5. Assignment of Contracts and Rights. Notwithstanding any other provision of this Agreement or the Ancillary Agreements, this Agreement shall not constitute an agreement to assign any agreement or any right thereunder, including with respect to any Intellectual Property, if an attempted assignment, without the consent of a third party, would constitute a breach or in any way adversely affect the rights of Purchaser or Seller thereunder. Prior to the Closing, Seller shall use reasonable efforts to obtain such consents of third parties. If any such consent is not obtained prior to the Closing, (i) Seller and Purchaser will cooperate and use commercially reasonable efforts to obtain such consent and (ii) the costs and expenses incurred by Purchaser or Seller in connection with obtaining such consent shall be paid by the parties as specified on Schedule 2.5 to the Seller Disclosure Schedule.

      SECTION 2.6. Adjustment to Purchase Consideration.

      (a) Within 60 days after the Closing Date, Seller shall, at its expense, prepare and deliver, or cause to be prepared and delivered, to Purchaser a statement prepared consistent with Seller's internal accounting policies and procedures, including those employed in the financial reports referred to in Section 4.18. (the "Closing Statement") (including calculations and any applicable supporting reports or information) setting forth:

            (i) the book value of raw materials and work in process, except for the Excluded Inventory, included in the Acquired Assets as of the Closing Date (the "Closing Inventory Value"),

            (ii) as of the Closing Date, the amount of expenses prepaid by Seller, if any, for any period after the Closing in respect of the Acquired Assets and identified to Purchaser's reasonable satisfaction, including, without limitation, those items included on Schedule 2.6 (the "Prepaid Expenses"),

            (iii) the difference (the "Net Capital Expenditures") between (A) the amount of Seller's capital expenditures in respect of the Acquired Assets and (B) the amount equal to the value received for the sale of fixed assets that would have been Acquired Assets had they not been sold (other than equipment sold in connection with Equipment Schedule No. U.S. -EG-01 dated May 17, 1999 to the Global Master Rental Agreement dated December 1, 1998 with Comdisco, Inc. referenced on Schedule 2.6 to the Seller Disclosure Schedules), in each case during the period from June 1, 1999 through immediately prior to the Closing, and

            (iv) the amount of the PTO liability as of the Closing Date.

Purchaser shall reasonably cooperate with Seller in Seller's preparation of the Closing Statement.

      (b) In the event that Purchaser disagrees with the Closing Statement, Purchaser shall, at its own expense, review or cause to be reviewed Seller's proposed adjustments to the Purchase Price Adjustments set forth on the Closing Statement. Such review shall be completed within 30 days after Purchaser's receipt of the Closing Statement. Any dispute (and only those items in dispute) concerning the Closing Statement which cannot be resolved by the parties within 15 days after Seller's receipt of Purchaser's proposed adjustments to the Purchase Price Adjustments set forth on the Closing Statement will be submitted no later than 30 days after such receipt to an independent accounting firm mutually selected by Purchaser and Seller, and the determination of such firm shall be final and binding on the parties. The fees and expenses of such third party independent accounting firm shall be borne by the party whose proposed net Purchase Price Adjustment varies more than the other party's proposed net Purchase Price Adjustment from the net Purchase Price Adjustment determined by such third party independent accounting firm, provided that if the proposed net Purchase Price Adjustments of both parties vary by less than $100,000 or by the same amount from the final net Purchase Price Adjustment, then the fees and expenses of such independent accounting firm shall be shared equally by the parties.

      (c) Upon final determination of the amounts described in Section 2.6(a) pursuant to Section 2.6(b):

            (i) if the amount equal to the Inventory Purchase Price minus the Closing Inventory Value (the "Difference") is a positive number, then Seller shall immediately pay the

Difference to Purchaser; and if the Difference is a negative number, then Purchaser shall immediately pay the absolute value of the Difference to Seller.

            (ii) Purchaser shall pay the amount of the Prepaid Expenses to Seller.

            (iii) If the amount of the Net Capital Expenditures is positive, Purchaser shall pay the amount of the Net Capital Expenditures to Seller; and if such amount is negative, Seller shall pay the absolute value of such amount to Purchaser.

            (iv) Seller shall pay the amount of the PTO liability to the Purchaser.

      (d) Purchase Price Adjustments due to and from Seller and Purchaser pursuant to Section 2.6(c), shall be netted prior to payment and such netted Purchase Price Adjustment shall be deemed to be an adjustment to the Purchase Consideration. All payments under this Section 2.6 shall be made promptly in immediately available funds.

                                   ARTICLE III
                                     CLOSING

      SECTION 3.1. Closing. The closing (the "Closing") of the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities hereunder shall take place at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California, as soon as possible, but in no event later than 5 business days after satisfaction of the conditions set forth in Article IX, or at such other time or place as Seller and Purchaser may agree. At the
Closing:

      (a) If Seller and Purchaser mutually agree, prior to the Closing Date, Purchaser shall deliver the Initial Cash Purchase Price to the Escrow Agent, in immediately available funds, in accordance with the Escrow Agreement. Subject to the following sentences of this Section 3.1(a), (i) if the escrow provided for in the preceding sentence has been established, the Initial Cash Purchase Price shall be released by the Escrow Agent in accordance with the Escrow Agreement, or (ii) if such escrow has not been established, at the closing the Initial Cash Purchase Price shall be delivered to Seller, in immediately available funds. The parties acknowledge that the legal description of the Real Property is being adjusted to conform to certain lot lines within the subdivision in which the Real Property is located and to divide the Real Property from the adjoining property owned by Seller (the "Boundary Line Adjustment") to conform to the legal description set forth in Exhibit A to the Real Property Purchase Agreement (the "Established Adjustment"). In the event the Boundary Line Adjustment is not completed as of the Closing Date to Seller's and Purchaser's reasonable satisfaction for any reason (provided, that neither Seller nor Purchaser shall have the right to object to the Boundary Line Adjustment if it has been completed in strict conformance with the Established Adjustment), then at the Closing (i) that portion of the Initial Cash Purchase Price representing the Real Property Purchase Consideration shall not be released to Seller, but instead shall be transferred by the Escrow Agent to the Real Property Escrow Agent, to be released in accordance with the terms of the Real Property Escrow Agreement upon completion of the Boundary Line Adjustment, (ii) the Purchaser and the Seller shall comply with all of the terms and conditions of the Real Property Purchase Agreement, including making all of the deposits required by Section 7 of the Real Property Purchase Agreement into the Sale Escrow (as defined in the Real Property Purchase Agreement) and (iii) Seller and Purchaser shall enter into the Real Property Lease with respect to the Real Property, effective as of the Closing Date;

      (b) Seller shall assign and transfer to Purchaser all Acquired Assets (other than the Real Property, including the Real Property Intangibles) by delivery of a general assignment and bill of sale in the form attached hereto as Exhibit E, duly executed by Seller;

      (c) Purchaser shall assume from Seller the due payment, performance and discharge of the Assumed Liabilities in accordance with the terms of this Agreement by delivery of an assumption agreement substantially in the form attached hereto as Exhibit F, duly executed by Seller and Purchaser;

      (d) Seller shall transfer to Purchaser the Real Property, including the Real Property Intangibles, (subject to the provisions of Section 3.1(a) above) pursuant to the provisions of the Real Property Purchase Agreement and deliver the other documents described in the Real Property Purchase Agreement; and

      (e) Seller and Purchaser shall also deliver the certificates and other contracts, documents and instruments required to be delivered under Article IX, including the Ancillary Agreements.

      SECTION 3.2. Inventory Payment. The Inventory Purchase Price shall be paid by Purchaser to Seller, in immediately available funds, on the date that is 30 days after the Closing Date. If the Inventory Purchase Price or any portion thereof is not paid when due, such unpaid amount shall bear interest, payable upon demand, at a rate per annum equal to 1% per month, compounded monthly.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller represents and warrants to Purchaser that:

      SECTION 4.1. Corporate Existence and Power. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

      SECTION 4.2. Corporate Authorization. Seller has the requisite corporate power and authority to enter into this Agreement and the other Transaction Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Agreements to which it is a party, and performance by Seller of its obligations hereunder and thereunder, have been duly authorized by all necessary corporate action on the part of Seller. This Agreement constitutes, and the Ancillary Agreements to which it is a party, when executed and delivered by Seller, will constitute, valid and legally binding obligations of Seller, enforceable against the Seller in accordance with their respective terms, except
(i) as may be limited by (x) applicable bankruptcy, insolvency, reorganization or others laws of general application relating to or affecting the enforcement of creditors' rights generally and (y) the effect of rules of law governing the availability of equitable remedies and
(ii) as rights to indemnity or contribution may be limited under federal or state securities laws or by principles of public policy thereunder.

      SECTION 4.3. Governmental Authorization. Except as set forth on Schedule
4.3 to the Seller Disclosure Schedule, no consent, approval, order or authorization of, or registration qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of Seller is required in connection with the consummation of the transactions contemplated by this Agreement, except compliance with any applicable requirements of the HSR Act. All of the above have been obtained as of the date of this Agreement except as disclosed on Schedule 4.3 to the Seller Disclosure Schedule.

      SECTION 4.4. Noncontravention. Except as set forth on Schedule 4.4 to the Seller Disclosure Schedule, the execution, delivery and performance by Seller of each Transaction Agreement to which it is a party and the consummation of the transactions contemplated thereby do not and will not (i) violate the Certificate of Incorporation or Bylaws of Seller, (ii) assuming compliance with the governmental matters referred to in Section 4.3, violate in any respect any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) assuming the obtaining of all Required Consents, conflict with or constitute a breach or default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller or to a loss of any benefit to which Seller is entitled under any provision of any material agreement or other instrument binding upon Seller (or to which Purchaser would be entitled under an Assumed Contract), or (iv) result in the creation or imposition of any Lien on any Acquired Asset except for any Permitted Liens, except, in the case of clauses (ii) and (iii), individually and in the aggregate, as would not reasonably be expected to have a Seller Material Adverse Effect.

      SECTION 4.5. Required Consents. Schedule 4.5 to the Seller Disclosure Schedule sets forth each agreement or other instrument binding upon Seller requiring a consent or other action by any Person (the "Seller Required Consents") as a result of the execution, delivery and performance of this Agreement, except such consents or actions as would not, individually or in the aggregate, have a Seller Material Adverse Effect if not received or taken by the Closing. All of such Seller Required Consents have been obtained as of the date of this Agreement except as disclosed on Schedule 4.5 to the Seller Disclosure Schedule.

      SECTION 4.6. Absence of Certain Changes. Except as disclosed in Schedule
4.6 to the Seller Disclosure Schedule, the Acquired Business has been conducted in the ordinary course consistent with past practices by Seller since October 15, 1999 and there has not been:

      (a) since October 15, 1999, any damage, destruction or loss, whether or not covered by insurance, with respect to the Acquired Assets, except for such occurrences that have not resulted, and are not expected to result, either individually or in the aggregate, in a Seller Material Adverse Effect;

      (b) since October 15, 1999, any acquisition by Seller relating to assets or business that is material to the Acquired Business, other than in the ordinary course of business, consistent with past practices or as contemplated by this Agreement;

      (c) since October 15, 1999, any sale, lease, assignment or disposition by Seller relating to assets or business material to the Acquired Business, other than in the ordinary course of business, consistent with past practices or as contemplated by this Agreement;

      (d) since October 15, 1999, any (i) employment, deferred compensation, severance, retirement or other similar agreement or arrangement entered into with any SLCM Employee or Other Employee (or any amendment to any such existing agreement or arrangement) in so far as it relates to the Acquired Business, (ii) grant of any severance or termination pay to any SLCM Employee or Other Employee of Seller in so far as it relates to the Acquired Business or (iii) change in compensation or other benefits payable to any director, officer or employee of Seller in so far as it relates to the Acquired Business pursuant to any Seller Benefit Plan, thereof, in each case other than the ordinary course of business and consistent with past practices or as expressly contemplated by this Agreement; and

      (e) since June 1, 1999, any other event or condition of any character that has resulted, or could reasonably be expected to result, either individually or collectively, in a Seller Material Adverse Effect.

      SECTION 4.7. Material Contracts. Except for the contracts disclosed in
Schedule 4.7 to the Seller Disclosure Schedule, with respect to the Acquired Business, Seller is not a party to or bound by:

      (a) any material mortgages, indentures, security agreements or other agreements and instruments relating to the borrowing of money, the extension of credit or the granting of liens or encumbrances (other than liens in connections with the leases listed on Schedule 4.7; to the Seller Disclosure Schedule;

      (b) employment and consulting agreements;

      (c) union or other collective bargaining agreements;

      (d) any material licenses of patents, trade secrets, know-how, trademark, copyrights and other Intellectual Property;

      (e) agreements, orders or commitments for the purchase of services, raw materials, or supplies, or purchase of finished products from or to any one Person the performance of which will extend over a period of more than one year, result in a material loss to the Acquired Business or involve consideration in an amount in excess of $100,000;

      (f) contracts or options relating to the sale by Seller of any asset of the Acquired Business, other than sales of inventory in the ordinary course of business; or

      (g) bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation, accrued vacation pay, group insurance, welfare agreements or other plans, agreements, trusts or arrangements for the benefit of employees (each, a "Seller Benefit Plan").

      Seller has delivered to Purchaser a complete and correct copy of each Assumed Contract, as amended to date. Except as disclosed in Schedule 4.7 to the Seller Disclosure Schedule, with respect to each such Assumed Contract, to Seller's knowledge: (i) the agreement is legal, valid, binding, enforceable, and in full force and effect; (ii) subject to the Purchaser obtaining the necessary consents disclosed in Schedule 4.5 to the Seller Disclosure Schedule, the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above); (iii) neither the Seller nor any other party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; (iv) no party has repudiated any provision of the agreement.

      SECTION 4.8. Licenses and Permits. Schedule 4.8 to the Seller Disclosure Schedule correctly describes each license, franchise, permit, certificate, approval or other similar authorization of Seller that is material to the Acquired Business (the "Permits") together with the name of the government agency or entity issuing such Permit. Except as set forth on Schedule 4.8 to the Seller Disclosure Schedule, (i) the Permits are valid and in full force and effect, (i) Seller is not in default, and no condition exists that with notice or lapse of time or both would constitute a default, under the Permits, (iii) none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby and (iv) upon consummation of such transactions, Purchaser will acquire all of the right, title and interest in all the Permits except for those that are not transferable in accordance with their terms (as disclosed in Schedule 4.8 to the Seller Disclosure Schedule) or those that are the subject of the Intellectual Property License Agreement.

      SECTION 4.9. Litigation. Except as set forth on Schedule 4.9, there is no action, suit, investigation or proceeding pending against, or to the knowledge of Seller, threatened against or affecting, Seller or any of Seller's properties, in each case solely to the extent relating to the Acquired Business, before any court or arbitrator or any governmental body, agency or official, which is reasonably likely to have a Seller Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement nor, to the knowledge of the Seller, is there any past or present fact, occurrence, action or omission that could reasonably be expected to form the basis for any such action, claim, suit, proceeding or investigation that could reasonably be expected to result in a Seller Material Adverse Effect. There are no judgments, orders, decrees, citations, fines or penalties heretofore assessed against the Seller affecting the Acquired Assets or Assumed Liabilities that could reasonably be expected to have a Seller Material Adverse Effect.

      SECTION 4.10. Properties.

      (a) Seller has good title to or a valid and subsisting leasehold interest in all personal property and assets included in the Acquired Assets. None of such property or assets is subject to any Lien, except:

            (i) Liens disclosed on Schedule 4.10 to the Seller Disclosure Schedule;

            (ii) Liens for taxes, assessments and similar charges that are not yet due or are being contested in good faith, which shall be the responsibility of Seller and not Purchaser;

            (iii) mechanic's, materialman's and similar charges that are not yet due or are being contested in good faith, which shall be the responsibility of Seller and not Purchaser; or

            (iv) Liens arising or incurred in the ordinary course of business that constitute purchase money security interests, which shall be the responsibility of Seller and not Purchaser.

      The Liens described in paragraphs (i)-(iv) of this Section 4.10(a) are, collectively, the "Permitted Liens."

      (b) With respect to the Real Property:

            (i) There are no pending or, to Seller's knowledge, threatened condemnation proceedings, lawsuits, or administrative actions relating to the Real Property;

            (ii) There are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right to use or occupancy of any of the Real Property;

            (iii) There are no outstanding options or rights of first refusal to purchase the Real Property or any portion thereof or interest therein; and

            (iv) There are no parties (other than Seller) in possession of the Real Property.

      (c) Schedule 4.10 to the Seller Disclosure Schedule lists all facts presently known to Seller that could reasonably be expected to have a material adverse effect on the operation of the Acquired Business. Purchaser acknowledges that, except as specifically provided herein and in the Ancillary Agreements,
(i) Purchaser is acquiring the Acquired Assets, including the Real Property, and the Acquired Business AS IS, and (ii) SELLER MAKES NO EXPRESS OR IMPLIED WARRANTIES OF ANY KIND OR AS TO ANY MATTER, INCLUDING AS TO THE MERCHANTABILITY OF ANY OF THE ACQUIRED ASSETS, THEIR FITNESS FOR A PARTICULAR PURPOSE OR THEIR CONDITION, OR ANY NON-INFRINGEMENT OF THIRD PARTY RIGHTS.

      (d) In the reasonable opinion of management of Seller, the Acquired Assets constitute the assets, properties and rights (when taken together with the Intellectual Property licensed under the

Intellectual Property License Agreement and the sealers described on Schedule 1.1-C to the Seller Disclosure Schedules) reasonably necessary to conduct the Acquired Business as conducted on the date hereof.

      SECTION 4.11. Taxes. Seller has in all material respects (a) timely filed all returns of any kind that specifically relates to the Acquired Business (rather than Seller's business generally) for all U.S. federal, state or local, income, payroll, withholding, VAT, excise, sales, use, customs duties, personal property, use and occupancy, business and occupation, mercantile, real estate, capital stock and franchise or other tax (all the foregoing taxes, including interest and penalties thereon and including estimated taxes, being hereinafter collectively called "Taxes" and individually a "Tax"), (b) paid all Taxes which are due pursuant to such returns and (c) paid all other Taxes for which a notice of assessment or demand for payment has been received.

      SECTION 4.12. Intellectual Property.

      (a) Schedule 4.12 to the Seller Disclosure Schedule includes a correct list of all material Intellectual Property used or necessary for the operation of the Acquired Business.

      (b) Except as set forth on Schedule 4.12 to the Seller Disclosure Schedule, to Seller's knowledge, neither the manufacture, sale, use of any products now or heretofore manufactured or sold by Seller nor the operation of the Acquired Business infringes (nor has any claim been made on Seller that any such action infringes) the patents or other Intellectual Property rights of others.

      (c) With respect to the portion of the Intellectual Property that is not owned by Seller ("Licensed Intellectual Property"), to Seller's knowledge, Seller owns or possesses adequate licenses or other rights at reasonable market costs to use the same as necessary to conduct the Acquired Business as now conducted. Except as set forth on Schedule 4.12 to the Seller Disclosure Schedule, there is no agreement to which Seller is a party or to which Seller is legally bound and no restriction or Liens, materially and adversely affecting the use by Seller and, after the Closing with respect to the Intellectual Property being transferred under this Agreement or the Ancillary Agreements, the use by Purchaser, of any of the Licensed Intellectual Property.

      (d) Except as disclosed in Schedule 4.12 to the Seller Disclosure Schedule, (i) each item of Intellectual Property listed therein as being transferable will be transferred or otherwise available to Purchaser on or after the Closing and (ii) there is no pending or, to the knowledge of Seller, threatened litigation or other legal action with respect to any of the Intellectual Property, and no order, holding, decision or judgment has been rendered by any Authority, and no agreement, consent or stipulation exists to which, in any such event, Seller is a party or of which Seller has knowledge, which would prevent Seller, or after the Closing with respect to the Intellectual Property being transferred under this Agreement or the Ancillary Agreements, Purchaser, from using any material portion of the Intellectual Property.

      (e) Except as disclosed in Schedule 4.12 to the Seller Disclosure Schedule, the operation of the Acquired Business by Purchaser will not result in Purchaser being required either (i) to pay any material royalties, other payments or consideration, or (ii) to grant any right, to any third parties, either directly or indirectly or through Seller, with respect to the Intellectual Property rights of such third parties.

      SECTION 4.13. Labor Issues. No work stoppage or labor strike involving the Acquired Business is pending, or to the knowledge of Seller, threatened or reasonably anticipated. Except as disclosed in Schedule 4.13 to the Seller Disclosure Schedule, Seller is not involved in, nor has Seller been threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any SLCM Employee or Other Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, could, individually or in the aggregate, reasonably be expected to result in a Seller Material Adverse Effect. Seller has not engaged in any unfair labor practices involving the Acquired Business which could, individually or in the aggregate, directly or indirectly, reasonably be expected to result in a Seller Material Adverse Effect. Seller is not presently, nor has it in the past, been a party to, or bound by, any collective bargaining agreement negotiated with its SLCM Employees or Other Employees and no collective bargaining agreement is being negotiated by Seller.

      SECTION 4.14. Employees. Schedule 4.14A to the Seller Disclosure Schedule identifies each SLCM Employee and sets forth each such SLCM Employee's current title, years of service and current annual compensation. Schedule 4.14B to the Seller Disclosure Schedule identifies each Other Employee and sets forth each such Other Employee's title, years of service and annual compensation prior to the commencement of his or her disability or other absence from active employment.

      SECTION 4.15. Finders' Fees. None of Seller and its Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder, investment bank, financial advisor or other agent with respect to the transactions contemplated by this Agreement for which Purchaser could become liable or obligated, except for fees and expenses (if any) which shall be solely the responsibility of (and will be paid by) Seller, and not the Acquired Business.

      SECTION 4.16. Compliance with Laws. Except as disclosed on Schedule 4.16 to the Seller Disclosure Schedule, Seller is not in default or violation of any law, except where such violation or default has not and could not be reasonably expected to have a Seller Material Adverse Effect.

      SECTION 4.17. Environmental Matters. Except as set forth in Schedule 4.17 to the Seller Disclosure Schedule, to the actual knowledge of Seller, without inquiry (which knowledge, for the purposes of this Section 4.17 only, shall be deemed to mean the actual knowledge, without inquiry, of Keith Geisel, Site Services Operations Manager of the Facility for Seller, and Bob Bronstein, Real Estate Manager for Seller):

            (a) No action, suit, proceeding, hearing, investigation, charge, complaint, demand or notice has been filed or convened against Seller alleging any failure to comply with Environmental Laws which has not heretofore been cured or for which there is any remaining liability;

            (b) Seller has not received any written notice of violation or other written notification from any federal, state or local governmental authority or any third party alleging that the Acquired Business is in violation of any Environmental Laws or requesting information with respect to the Acquired Business pursuant to any Environmental Law which violation has not heretofore been cured or for which there is any remaining liability;

            (c) Seller is not, with respect to the Acquired Business, the subject of any administrative or judicial proceedings or investigations pursuant to any Environmental Laws;

            (d) Seller has made available to Purchaser true, accurate and complete copies of all environmental reports, site assessments and audits which Seller has prepared, has caused to be prepared, or has otherwise received with respect to the Acquired Business ("Environmental Reports"); and

            (e) Except as set forth in the Environmental Reports, the soil and groundwater of the Real Property does not contain any Hazardous Substance that, under any Environmental Laws currently in effect: (i) imposes or reasonably could be expected to impose on any Person liability for removal, remediation, or other cleanup, or damage to natural resources; or (ii) reasonably could be expected to result in the imposition of an encumbrance, lien, restriction, mortgage or other similar security interest on the Real Property or any Acquired Asset.

      SECTION 4.18. Quarterly Reports. Seller has furnished to Purchaser true and correct copies of its financial reports consisting of a Total SLC Manufacturing report, Cost of Goods Sold report, Inventory Trends report and Capacity Utilization report, a Budget Summary, a Staffing Summary, a Period Cost Analysis and a Variance Analysis, in each case related to the Acquired Business, for Seller's fiscal quarter ended May 31, 1999, which such reports present fairly the financial information with respect to the Acquired Business as of the dates set forth therein, and were prepared on a basis consistent with Seller's internal accounting policies and procedures. Nothing herein shall be deemed a representation or a warranty that any projections contained in such reports will, in fact, be achieved.

      SECTION 4.19. Y2K Compliance. Seller has completed, with respect to the Facility, a review and analysis of the "Year 2000 issues" described in the "Year 2000 Readiness Disclosures" set forth in its Report on Form 10-Q for its fiscal quarter ended August 27, 1999.

                                    ARTICLE V
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Each of Purchaser and Parent represents and warrants to Seller that:

      SECTION 5.1. Corporate Existence and Power. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware.

      SECTION 5.2. Corporate Authorization. Each of Purchaser and Parent has the requisite corporate power and authority to enter into this Agreement and the other Transaction Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Agreements to which it is a party, and performance by Purchaser or Parent, as the case may be, of its obligations hereunder and thereunder, have been duly authorized by all necessary corporate action on the part of Purchaser or Parent, as the case may be. This Agreement constitutes, and the Ancillary Agreements to which it is a party, when executed and delivered by Purchaser or Parent, as the case may be, will constitute, valid and legally binding obligations of such Person, enforceable against it in accordance with their respective terms, except (i) as may be limited by (x) applicable bankruptcy, insolvency, reorganization or others laws of general application relating to or affecting the enforcement of creditors' rights generally and (y) the effect of rules of law governing the availability of equitable remedies and (ii) as rights to indemnity or contribution may be limited under federal or state securities laws or by principles of public policy thereunder.

      SECTION 5.3. Governmental Authorization. No consent, approval, order or authorization of, or registration qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of Purchaser or Parent is required in connection with the consummation of the transactions contemplated by this Agreement, except compliance with any applicable requirements of the HSR Act. All such qualifications and filings will have been made or be effective on the Closing.

      SECTION 5.4. Noncontravention. The execution, delivery and performance by Purchaser and Parent of each Transaction Agreement to which it is a party and the consummation of the transactions contemplated thereby do not and will not
(i) violate the Certificate of Incorporation, in the case of Parent, or the Articles of Incorporation, in the case of Purchaser, or Bylaws of Parent or Purchaser, (ii) assuming compliance with the governmental matters referred to in
Section 5.3, violate in any material respect any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) assuming compliance with all Required Consents, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Purchaser or Parent or to a loss of any benefit to which Purchaser or Parent is entitled under any provision of any material agreement or other instrument binding upon Purchaser or Parent, or (iv) except as disclosed in Schedule 5.4 to the Purchaser Disclosure Schedule, result in the creation or imposition of any Lien on any of the assets of Purchaser or Parent, except, in the case of clauses
(ii) and (iii), individually and in the aggregate, as would not have a Purchaser Material Adverse Effect.

      SECTION 5.5. Required Consents. Schedule 5.5 to the Purchaser Disclosure Schedule sets forth each material agreement or other instrument binding upon Purchaser or Parent requiring a consent or other action by any Person (the "Purchaser Required Consents") as a result of the execution, delivery and performance of this Agreement.

      SECTION 5.6. Financial Statements.

      (a) Parent has furnished or made available to Seller copies of Parent's audited financial statements, consisting of its balance sheet as of December 31, 1998 and audited statements of income, cash flows and stockholders' equity for the fiscal year then ended, and unaudited financial statements consisting of its balance sheet as of September 30, 1999 (the "Balance Sheet Date"), and unaudited statements of income, cash flows and stockholders' equity for the nine month period then ended (collectively, the "Financial Statements"). The audited and unaudited financial statements of Parent included in the Financial Statements fairly present, in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in such financial statements or the notes thereto), the consolidated financial position of Parent and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of unaudited interim financial statements).

      (b) Since the Balance Sheet Date, the business and operations of each of Parent and Purchaser have been conducted in the ordinary course of business consistent with past practice, and there has not been:

            (i) any damage, destruction or loss, not covered by insurance, except for such occurrences that have not resulted, and are not reasonably expected to result, in a Purchaser Material Adverse Effect;

            (ii) any Purchaser Material Adverse Effect with respect to Purchaser's manufacturing operations;

            (iii) any change by Purchaser or Parent in its accounting principles, methods or practices or in the manner it keeps its accounting books and records, except any such change required by a change in GAAP; and

            (iv) any other event or condition of any character, except for such events and conditions that have not resulted, either individually or collectively, in a Purchaser Material Adverse Effect.

      SECTION 5.7. Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Purchaser or Parent threatened against or affecting Purchaser or Parent or any of their properties or assets before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

      SECTION 5.8. Finders' Fees. None of Purchaser or Parent and their Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder, investment bank, financial advisor or other agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated, except for fees and expenses (if any) which shall be solely the responsibility of (and will be paid by) Purchaser or Parent.

      SECTION 5.9. Financing. Parent has delivered to Seller a true and correct copy of a letter from DLJ Merchant Banking II, Inc. regarding the financing for the transactions contemplated by this Agreement.

      SECTION 5.10. WARN Act. Purchaser is not currently planning or contemplating any actions and has not made any decisions concerning the Facility which actions would occur on or before the date that is 91 days after the Closing and which would require the service of notice under the WARN Act, and has not taken any actions concerning the Facility which actions would require the service of notice under the WARN Act.

                                   ARTICLE VI
              COVENANTS OF SELLER WITH RESPECT TO ACQUIRED BUSINESS

      Seller agrees that:

      SECTION 6.1. Conduct of the Acquired Business. From the date hereof until the Closing Date:

      (a) Seller will carry on the Acquired Business in the ordinary and normal course in substantially the same manner as heretofore, except to the extent Seller reasonably believes necessary or prudent in contemplation of the transfer of the Acquired Business pursuant to this Agreement, and except as otherwise expressly provided herein, and shall notify Purchaser promptly of any changes or deviations from the ordinary and normal course of business.

      (b) Seller will maintain and keep the Facility and the equipment of or related to the Acquired Business in all material respects in as good repair, working order and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty covered by insurance in accordance with past practices.

      (c) Seller will keep in full force and effect insurance and bonds comparable in amount and scope of coverage to what is now covering the Acquired Business and all assets related thereto.

      (d) Except for the Real Property Lease Agreement, Seller shall not execute any new lease, license, or other agreement materially and adversely affecting the ownership or operation of the Real Property, if such lease, license or other agreement will be binding on Purchaser or the Real Property after Closing, without Purchaser's prior written approval.

      SECTION 6.2. Access to Information, Confidentiality.

      (a) From the date hereof until the Closing Date, subject to the provisions of the Mutual Nondisclosure Agreement dated July 20, 1999, as amended, among Seller, Purchaser and Parent (the "Nondisclosure Agreement"), Seller will (i) give Purchaser and Parent, their counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Acquired Business and to the books and records of Seller relating to the Acquired Business, (ii) furnish, for the Acquired Business, to Purchaser and Parent, their counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Acquired Business as such Persons may reasonably request and (iii) instruct its employees, counsel and financial advisors, to cooperate with Purchaser and Parent in their investigation of the Acquired Business. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the Acquired Business. Notwithstanding the foregoing, neither Purchaser nor Parent shall have access to (A) confidential information that relates to Seller as a whole that is not related to the Acquired Business, (B) personnel records relating to the Acquired Business relating to individual performance or evaluation records, medical histories or other information which in Seller's good faith opinion is sensitive or the disclosure of which could subject Seller to risk of liability, unless the applicable SLCM Employee consents in writing and Seller reasonably believes such consent will negate such risk of liability, (C) any information or materials required to be kept confidential pursuant to agreements with third parties or by law, or (D) any privileged attorney-client communications or attorney-work product. In addition, on and after the Closing Date, Seller shall permit Purchaser to have access to the items referred to in clause (B) above, but subject to the conditions specified in clause (B).

      (b) Following the Closing, Purchaser shall have the right to use "Confidential Information" (as defined in the Nondisclosure Agreement) located at the Facility concerning the Acquired Business and disclose it to third parties that have signed an agreement not to disclose such Confidential Information and that have a need to know such Confidential Information, as is reasonably necessary to conduct the operation of the Acquired Business. Following the Closing, Seller shall not disclose Purchaser's Confidential Information specific to Purchaser's operation of the Acquired Business, and Purchaser shall not disclose Seller's Confidential Information specific to Seller's operation of the Acquired Business except as described in the first sentence of this Section 6.2(b).

      SECTION 6.3. Notices of Certain Events. Seller shall promptly notify Purchaser of:

      (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

      (b) any notice or other communication from any government or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

      (c) any actions, suits, claims, investigations or proceedings commenced relating to the Acquired Business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.9; and

      (d) any written notice or communication from any SLCM Employee or Other Employee to any of Seller's directors at the facility that such employee will terminate his or her employment with Seller prior to the Closing Date.

      SECTION 6.4. SLCM Employees. Seller covenants and agrees that (a) without Purchaser's prior consent, it shall not increase the salary payable to any SLCM Employee or Other Employee prior to the Closing Date, except in the ordinary course of business consistent with past practices, and (b) as of the Closing Date, the only employees of the Acquired Business shall be the SLCM Employees or Other Employees. Seller hereby waives, effective on and after the Closing Date, any breach that would result under any agreement made by any SLCM Employee or Other Employee in favor of Seller not to compete with Seller, its business activities or otherwise, solely insofar as such breach arises by virtue of such SLCM Employee's or Other Employee's employment by Purchaser at the Facility after the Closing Date. Seller agrees that promptly after the Closing (and at least once per month for the next two months thereafter) it shall cause its supply chain human resources organization to be notified that Seller is not to solicit any SLCM Employee or Other Employee for employment at any other location of Seller for a period of one year after the Closing Date.

      SECTION 6.5. No Solicitation. From and after the date of this Agreement until the earlier of the Closing Date and termination of this Agreement pursuant to its terms, Seller agrees that Seller will not, and will cause its affiliates, directors, officers, employees, representatives and agents not to, directly or indirectly, solicit or initiate or enter into or continue discussions or transactions with, or encourage, or provide information to, any Person (other than Buyer and its designees) concerning any sale or other disposition of the Facility or the Acquired Assets or any other interests of or in the Facility, and Seller represents that neither it or its Affiliates is party to or bound by any agreement with respect to any such transaction other than as contemplated by this Agreement.

      SECTION 6.6. SAP. Seller shall use commercially reasonable efforts to implement a separate enterprise resource planning application, including a separate instance of SAP (systems, applications and products), for the Acquired Business on or before November 29, 1999 or such other date as the parties mutually agree, and if not completed by such date and the transactions contemplated hereunder have nevertheless been consummated, then Seller shall use its reasonable best efforts to cause such implementation as soon thereafter as possible.

      SECTION 6.7. Preparation of Financial Statements. At any time and from time to time after the Closing, at the request of the Parent, the Seller will use commercially reasonable efforts to cooperate with the Parent in connection with preparation by or on behalf of Parent of any audited financial statements of the Acquired Business as if it had been a stand alone business in accordance with Regulation S-X promulgated under the Securities Act of 1933, as amended, with respect to the Acquired Business which are required for any filings of the Parent or its Affiliates with the Securities and Exchange Commission. Parent agrees to reimburse Seller in a timely manner for Seller's reasonable expenses related to such cooperation. If requested by Seller, Parent shall provide personnel, at Parent's expense, to assist Seller in compiling and preparing the requested information. Seller makes no representation or warranty with regard to any such information. Purchaser and Parent agree that no information disclosed by Seller in connection with this Section 6.7 shall be the basis for any claim for Damages under this Agreement or any Ancillary Agreement.

      SECTION 6.8. Asset List. Within 60 days after the Closing Date, Seller shall deliver to Purchaser a list of the Acquired Assets prepared with the assistance of a third party auditing firm.

                                   ARTICLE VII
                        COVENANTS OF PURCHASER AND PARENT

      Each of Purchaser and Parent agrees that:

      SECTION 7.1. Access to Information; Confidentiality.

      (a) Subject to the provisions of the Nondisclosure Agreement, each of Purchaser and Parent will, with respect to the Acquired Business, on and after the Closing Date, afford to Seller and its counsel, financial advisors, auditors and other authorized representatives reasonable access to its properties, books, records, employees and auditors to the extent necessary to permit Seller to comply with legal or regulatory requirements (including tax return filing obligations) and perform financial reporting or audit obligations relating to any period ending on or before the Closing Date; provided that any such access by Seller shall not unreasonably interfere with the conduct of the business of Purchaser or Parent.

      (b) Purchaser agrees that it will establish reasonable procedures with the goal that none of the SLCM Employees or Other Employees will use, and that each of them will destroy, any information concerning Seller but not related to the Acquired Business that would have been considered confidential under the terms of the Nondisclosure Agreement if such Person had been an employee of Purchaser at the time such Person acquired such information.

      SECTION 7.2. Notices of Certain Events. Purchaser shall promptly notify Seller of:

      (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

      (b) any notice or other communication from any government or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

      (c) any actions, suits, claims, investigations or proceedings commenced relating to Purchaser, Parent or the Acquired Business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.7; and

      (d) any written notice or communication from any SLCM Employee or Other Employee that such employee will terminate his or her employment with Seller prior to the Closing Date.

      SECTION 7.3. No Solicitation. From and after the date of this Agreement until the earlier of the Closing Date and termination of this Agreement pursuant to its terms, each of Purchaser and Parent agrees that it will not, and will cause its affiliates, directors, officers, employees, representatives and agents not to, directly or indirectly, solicit or initiate or enter into or continue discussions or transactions with, or encourage, or provide information to, any Person (other than Seller and its designees) concerning the acquisition by Purchaser or Parent of any manufacturing or assembly facility in the United States, and each of Purchaser and Parent represents that neither it nor its Affiliates are parties to or bound by any agreement with respect to any such transaction other than as contemplated by this Agreement.

      SECTION 7.4. Intellectual Property. To the extent any Intellectual Property used or necessary in connection with the Acquired Business is not or cannot be transferred or licensed to Purchaser as provided in this Agreement or the Ancillary Agreements and Purchaser uses, sells, reproduces, displays, performs, distributes or otherwise exploits such Intellectual Property, Purchaser, shall indemnify and hold harmless Seller from any liability in connection with such use.

                                  ARTICLE VIII
                        COVENANTS OF SELLER AND PURCHASER

      Seller and Purchaser agree that:

      SECTION 8.1. Commercially Reasonable Efforts: Further Assurances. Subject to the terms and conditions of this Agreement, Seller and Purchaser will use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Seller and Purchaser agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement. Following the Closing, Seller and Purchaser agree to cooperate and use their commercially reasonable efforts to enable a smooth and complete transfer of the Acquired Business as of the Closing Date as contemplated hereunder. Such cooperation includes Purchaser's agreement to promptly pay invoices received by Seller with respect to goods ordered by Seller in the ordinary course of business and delivered to the Facility following the Closing Date, without duplication of any purchase price adjustment pursuant to Section 2.6.

      SECTION 8.2. Certain Filings. Seller and Purchaser shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement, including pursuant to the HSR Act and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers. Seller and Purchaser will promptly supply to each other copies of all correspondence, filings or communications by such party with any governmental agency or member of its staff, with respect to any transactions contemplated by this Agreement and any related or contemplated or inconsistent transaction, except for documents filed pursuant to Item 4(c) of the HSR Act.

      SECTION 8.3. Public Announcements. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby prior to the Closing Date and, except as may be required by applicable law will not issue any such press release or make any such public statement prior to such consultation. The parties agree that the initial press release to be jointly issued by the parties with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed.

      SECTION 8.4. Required Notices and Consents. As of the Closing Date, Seller will have given any notices to third parties that are required to be given in connection with the transfer to Purchaser of any material Acquired Assets, and Seller and Purchaser shall use their commercially reasonable efforts to obtain the Required Consents prior to the Closing. Following the Closing, Purchaser shall cooperate with Seller in connection with Seller's obtaining any Seller Required Consents.

      SECTION 8.5. Facility Personnel.

      (a) Purchaser shall offer employment to those employees of the Facility listed on Schedule 4.14A to the Seller Disclosure Schedule who are employees of Seller and actively at work as of the Closing Date (the "SLCM Employees"), with base salaries (including shift differential) at least as favorable to each SLCM Employee as existing on the Closing Date with respect to his or her employment by Seller. As of Closing Date, Purchaser shall offer employment at the Facility to each Other Employee, such employment to commence at the time such Other Employee returns from leave (regardless of when such return may occur), with base salary (including shift differential) at least as favorable to such Other Employee as existing on the Closing Date with respect to his or her employment by Seller. An Other Employee shall not be treated as an employee of Purchaser prior to the date he or she is hired by Purchaser in accordance with the preceding sentence upon his or her return from leave. Purchaser shall not be liable for any payments to or benefits for an Other Employee preceding such date of hire. From and after the Closing, Purchaser shall have complete discretion to extend to the SLCM Employees and Other Employees such employee benefits, if any, as it determines, subject only to this Agreement. Following the Closing Date, Parent shall grant options to purchase Parent's capital stock to some or all of the SLCM Employees and Other Employees, as determined by Parent, in an aggregate amount equal to not less than 0.00756 of Parent's outstanding common stock as of the Closing Date. Such options will have a per share exercise price equal to the then per share fair market value of Parent's common stock as determined in good faith by Parent's board of directors, as soon as practicable after the Closing Date.

      (b) At the Closing, each SLCM Employee shall cease to be covered under the Seller Benefit Plans and, thereafter while employed by Purchaser, instead shall be covered under Purchaser's employee benefit plans. Seller and Purchaser agree that Seller shall provide or cause to be provided to each SLCM Employee all notices required to be provided under applicable law or the provisions of any of the Seller Benefit Plans in connection with the termination of his or her employment with Seller or the termination of his or her participation in Seller's Benefit Plans, except to the extent applicable law requires such notice to be provided by Purchaser. Seller agrees to use commercially reasonable efforts to assist Purchaser in the transition of the SLCM Employees to coverage under Purchaser's employee benefit plans (including, at Purchaser's request, allowing Purchaser to hold, on a commercially reasonable basis, an information meeting and employee benefit plan open enrollment meetings with the SLCM Employees on Seller's premises prior to the Closing Date).

      (c) Purchaser shall credit each SLCM Employee with all service with Seller prior to the Closing Date and with all amounts paid to each such employee prior to the Closing Date to the extent that service or pay is relevant under any employee benefit plan of Purchaser for purposes of determining eligibility to participate, vesting and level of benefits under Purchaser's severance plan.

      (d) Following the Closing Date, (i) Purchaser shall indemnify Seller against any such liability that Seller might or does incur under the WARN Act as a result of any actions by Purchaser with respect to the SLCM Employees, and
(ii) Seller shall indemnify Purchaser for any liability that Purchaser might or does incur as a result of any claim with respect to the Seller Benefit Plans or any of them.

      (e) Commencing on the date of this Agreement, Seller and Purchaser agree to cooperate fully with respect to the employment-related actions which are necessary or reasonably desirable to accomplish the transactions contemplated pursuant to this Agreement, including the provision of records and information as each may reasonably request (including job titles, short and long-term disability coverage, life insurance coverage, operator certification and workers' compensation records and information) and the making of all appropriate filings under the applicable law.

      (f) With respect to SLCM Employees and Other Employees who are required to be furnished a Form W-2 for the calendar year in which the Closing Date occurs, Purchaser and Seller agree to follow the "standard procedure" set forth in Revenue Procedure 96-60 with respect to discharging their respective income and employment tax withholding and reporting obligations with respect to such employees.

      (g) As promptly as practicable after the Closing Date, Seller shall pay to the SLCM Employees all salary, overtime and other remuneration and reimbursements for expenses earned, accrued and/or payable for all periods up to the Closing Date in a manner consistent with Seller's usual policies for terminated employees. Notwithstanding the foregoing, the parties hereto acknowledge that Purchaser currently intends to establish for the benefit of the SLCM Employees (and for any Other Employees hired by Purchaser) a paid time off plan or policy similar to Seller's paid time off plan or policy ("Seller's paid time off plan") and that in lieu of payments by Seller to the SLCM Employees of their accrued time off (through the Closing) under Seller's paid time off plan (the "PTO liability"), Purchaser shall assume the PTO liability with respect to such SLCM Employees.

      (h) Both prior to and following the Closing Date, each party shall reasonably cooperate (at its own expense) with the other party to obtain such information as may be necessary or appropriate to satisfy the requirements of this Section 8.5 and otherwise comply with applicable law.

      SECTION 8.6. Taxes.

      (a) Each party agrees that the transfer of the Acquired Business and the Acquired Assets pursuant to this Agreement is intended to be considered an "isolated and occasional sale" under Utah Tax Regulation R865-195-38, which is exempt from any Utah State or local sales tax. Each party agrees to take such actions and make such filings as the other party may reasonably request in furtherance of the foregoing.

      (b) The parties hereto agree to allocate the Purchase Consideration (plus all consideration attributable to the portion of the Assumed Liabilities which are treated as purchase price for federal income tax purposes) to each Acquired Asset in accordance with the applicable provisions of Section 1060 of the Code (such election and allocation being referred to herein as the "Price Allocation"). Accordingly, each party hereto shall adopt and utilize such Price Allocation for purposes of all Tax Returns filed by them and shall not voluntarily take any position inconsistent with the foregoing in connection with any examination of any Tax Return, any refund claim, any litigation proceeding or otherwise. In the event that the foregoing is disputed by any taxing authority, the party receiving notice of the dispute shall promptly notify the other parties hereto of such dispute and the parties hereto shall consult with each other concerning resolution of the dispute. Each party agrees to timely file Internal Revenue Service Form 8594 reflecting the Price Allocation with its applicable federal Tax Return for the taxable year that includes the Closing Date.

      (c) If, contrary to the parties' intent, the transfer of the Acquired Business and the Acquired Assets pursuant to this Agreement is determined to be subject to Utah State or local sales taxes, Purchaser and Seller agree that each will be responsible for and make all payments required with respect to one half of the total amount of such taxes. Each party will indemnify the other party and hold the other party harmless from and against, any such taxes for which the indemnifying party is responsible under this Section 8.5(c). Except as provided in the preceding sentence, Seller will be responsible for and make all payments required with respect to, and will indemnify Purchaser from and against, any liabilities of Seller for unpaid Taxes (with respect to the Acquired Business or the ownership of the Acquired Assets) for the periods ending on or prior to the Closing Date.

      (d) Seller and Purchaser shall allocate real property taxes related to the Real Property as set forth in Section 7.1.1 of the Real Property Purchase Agreement.

                                   ARTICLE IX
                              CONDITIONS TO CLOSING

      SECTION 9.1. Conditions to Obligations of Seller and Purchaser. The obligations of Seller and Purchaser to consummate the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities are subject to the satisfaction or waiver in a writing (which waiver shall not be considered a waiver of any other provision of this Agreement unless it specifically so states) of the following conditions.

      (a) any applicable waiting period under the HSR Act relating to the sale and purchase of the Acquired Assets shall have expired or been terminated;

      (b) no provision of any applicable law or regulation and no judgement, injunction, order or decree shall prohibit the consummation of the Closing;

      SECTION 9.2. Conditions to Obligations of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction or waiver in a writing (which waiver shall not be considered a waiver of any other provision of this Agreement unless it specifically so states) of the following further conditions:

      (a) The Supply Agreements, the Real Property Purchase Agreement, the Intellectual Property License Agreement and the Transition Services Agreement, each in the form attached hereto, and each of the other Ancillary Agreements, each in form and substance reasonably satisfactory to Seller, shall have been executed and delivered by the parties thereto (other than Seller), shall be in full force and effect and all transactions thereunder contemplated to have been consummated on the Closing Date shall have been consummated, or shall be in a position to be consummated concurrently with the Closing; provided that the Real Property Lease Agreement shall only have been executed and delivered if required by Section 3.1(a);

      (b) (i) Purchaser shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Purchaser contained in this Agreement and in any certificate or other writing delivered by Purchaser pursuant hereto shall be true at and as of the Closing Date, as if made at and as of such date, (iii) since September 30, 1999, there shall have been no material adverse effect on (x) the business, liabilities, assets or condition (financial or otherwise) of either Parent or Purchaser, except any such effect resulting from or arising in connection with changes in regulatory or political conditions, or (y) Purchaser's or Parent's ability to consummate the transactions contemplated hereby, including Purchaser's or Parent's ability to obtain financing necessary to consummate such transactions, or Purchaser's ability to satisfy its obligations under the Supply Agreements, whether or not resulting from or arising in connection with changes in economic, regulatory or political conditions, and (iv) Seller shall have received a certificate signed by an executive officer of Purchaser to the foregoing effect;

      (c) subject to Section 2.5, all Purchaser Required Consents, each of which shall be in form and substance reasonably satisfactory to Seller, shall have been obtained by Purchaser; provided that for purposes of this Section 9.2(c), it is understood and agreed that neither (i) any requirement that Purchaser obtain consent to the transactions contemplated hereby from the lender group described on Schedule 5.5 to the Purchaser Disclosure Schedule, nor (ii) any necessity for Purchaser to obtain financing from any third party in order to obtain any portion of the Purchase Consideration necessary to consummate the transactions contemplated hereby, shall be considered a condition to Closing;

      (d) actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the consummation of the Closing to have been taken, made or obtained by Purchaser shall have been taken, made or obtained by Purchaser, except for any such actions or filings the failure to take, make or obtain would not reasonably be expected to have a Purchaser Material Adverse Effect.

      (e) Seller shall have received an opinion on behalf of Purchaser, dated as of the Closing Date, from counsel to Purchaser, in form and substance reasonably satisfactory to Seller;

      (f) Seller shall have received all documents it may reasonably request relating to the existence of Purchaser and the authority of Purchaser to enter into this Agreement and the Ancillary Agreements, and to perform its obligations hereunder and thereunder, all in form and substance reasonably satisfactory to Seller;

      (g) Seller shall be reasonably satisfied as to the continued employment of, or positions offered to, the SLCM Employees as of the Closing Date;

      (h) Seller shall have received from Purchaser a completed and executed Utah Exemption Certificate, Form TC-721, which shall provide that the transactions contemplated hereby constitute a resale that exempt the sale of inventory from Utah State and local taxes for resale purposes, and qualify for a manufacturing machinery and equipment exemption for new or expanding operations under applicable law; and

      (i) Seller shall be reasonably satisfied that Seller has completed or will complete, prior to or concurrent with the planned commencement of operations at the Facility by Purchaser on November 29, 1999, implementation of a separate enterprise resource planning application, including a separate instance of SAP (systems, applications and products), for the Acquired Business during the period covered by the Transition Services Agreement.

      SECTION 9.3. Conditions to Obligations of Purchaser. The obligation of Purchaser to consummate the Closing is subject to the satisfaction or waiver in a writing (which waiver shall not be considered a waiver of any other provision of this Agreement unless it specifically so states) of the following further conditions:

      (a) The Supply Agreements, the Real Property Purchase Agreement, the Intellectual Property License Agreement and the Transition Services Agreement, each in the form attached hereto, and each of the other Ancillary Agreements, each in form and substance satisfactory to Purchaser, shall have been executed and delivered by the parties thereto (other than Purchaser), shall be in full force and effect and all transactions thereunder contemplated to have been consummated on the Closing Date shall have been consummated, or shall be in a position to be consummated concurrently with the Closing; provided that the Real Property Lease Agreement shall only have been executed and delivered if required by Section 3.1(a);

      (b) (i) Seller shall have performed in all material respects its obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) the representations and warranties of Seller contained in this Agreement and in any certificate or other writing delivered by Seller pursuant hereto shall be true at and as of the Closing Date, as if made at and as of such date, (iii) since June 1, 1999, there shall have been no material adverse effect on (x) the business, liabilities, assets or condition (financial or otherwise) of the Acquired Business, taken as whole, or the ability of the Acquired Business to be operated after the Closing, except any such effect resulting from or arising in connection with changes in regulatory or political conditions or
(y) Seller's ability
to consummate the transactions contemplated hereby, including Seller's ability to satisfy its obligations under the Supply Agreements, whether or not resulting from or arising in connection with changes in economic, regulatory or political conditions and (iv) Purchaser shall have received a certificate signed by an officer of Seller to the foregoing effect;

      (c) subject to Section 2.5, all Seller Required Consents, each of which shall be in form and substance reasonably satisfactory to Purchaser, shall have been obtained by Seller;

      (d) actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the consummation of the Closing to have been taken, made or obtained by Seller shall have been taken, made or obtained by Seller, except for any such actions or filings the failure to take, make or obtain would not reasonably be expected to have a Seller Material Adverse Effect.

      (e) Purchaser shall have received an opinion on behalf of Seller, dated as of the Closing Date, from counsel to Seller, in form and substance reasonably satisfactory to Purchaser;

      (f) Purchaser shall have received all documents it may reasonably request relating to the existence of Seller and the authority of Seller to enter into this Agreement and the Ancillary Agreements, and to perform its obligations hereunder and thereunder, all in form and substance reasonably satisfactory to Purchaser; and

      (g) Purchaser shall be reasonably satisfied that Seller has completed or will complete, prior to or concurrent with the planned commencement of operations at the Facility by Purchaser on November 29, 1999, implementation of a separate enterprise resource planning application, including a separate instance of SAP (systems, applications and products), for the Acquired Business during the period covered by the Transition Services Agreement.

                                    ARTICLE X
                           SURVIVAL; INDEMNIFICATION

      SECTION 10.1. Survival. The representations and warranties of the parties hereto contained in this Agreement, the Real Property Agreement and the Transition Services Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith or therewith (the "Documents") shall survive the Closing until one year after the Closing Date; provided that the representations and warranties concerning tax matters and employee benefit matters shall survive until expiration of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation or extension thereof), if later. Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

      SECTION 10.2. Indemnification.

      (a) Seller hereby indemnifies Parent, Purchaser and its Affiliates and its and their officers, directors and employees against and agrees to hold each of them harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection therewith arising out of any claim, damages, complaint, demand, cause of action, investigation, suit or other proceeding) ("Damages") arising out of or relating to (w) any misrepresentation or breach of warranty made by Seller or the inaccuracy of any representation or warranty made by Seller in any Document, or (x) nonfulfillment of any agreement or covenant of Seller contained in any Document, (y) any Excluded Liability or
(z) any liabilities arising from the failure of the parties to comply with applicable bulk sales laws; provided that (i) Seller shall not be liable under this Section 10.2 unless the aggregate amount of Damages with respect to all matters referred to in this Section 10.2(a) exceeds $500,000 and then only to the extent of such excess and (ii) Seller's maximum liability under this Section 10.2(a) shall not exceed $15,000,000; and provided further that the $500,000 minimum and the $15,000,000 limitation set forth above in this Section 10.2(a) shall not apply with respect to a misrepresentation or breach of warranty or the inaccuracy of any representation or warranty or any breach of covenant concerning tax matters, employee benefit matters, confidentiality, Excluded Liabilities, matters described in Section 2.5, applicable bulk sales laws and any Purchase Price Adjustment nor to matters resulting directly from the fraud, intentional misconduct or gross negligence of Seller.

      (b) Purchaser and Parent hereby jointly and severally indemnify Seller and its Affiliates and its and their officers, directors and employees against and agrees to hold each of them harmless from any and all Damages arising out of or relating to (w) any misrepresentation or breach of warranty made by Purchaser or Parent or the inaccuracy of any representation or warranty made by Purchaser or Parent in any Document, or (x) the nonfulfillment of any agreement or covenant of Purchaser or Parent contained in any Document, or (y) any Assumed Liability,
(z) any liability described in Section 7.4; provided that (i) neither Purchaser nor Parent shall be liable under this Section 10.2(b) unless the aggregate amount of Damages with respect to all matters referred to in this Section 10.2(b) exceeds $500,000 and then only to the extent of such excess and (ii) the maximum liability of Purchaser and Parent under this Section 10.2(b) shall not exceed $15,000,000; and provided, further, that the $500,000 minimum and the $15,000,000 limitation set forth in this Section 10.2(b) shall not apply with respect to a misrepresentation or breach of warranty or the inaccuracy of any representation or warranty or any breach of covenant concerning tax matters, employee benefit matters, confidentiality, Assumed Liabilities, matters described in Sections 2.5 and 7.4, any Purchase Price Adjustment or the Inventory Payment nor to matters relating to the fraud, intentional misconduct or gross negligence of Purchaser or Parent.

      SECTION 10.3. Procedures.

      (a) The party seeking indemnification under Section 10.2 (the "Indemnified Party") agrees to give prompt notice to the party against whom indemnity is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any suit, action or proceeding

("Claim") in respect of which indemnity may be sought under such Section and will provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have prejudiced the Indemnifying Party.

      (b) The Indemnifying Party shall be entitled to participate in the defense of any Claim asserted by any third party ("Third Party Claim") and, subject to the limitations set forth in this Section, shall be entitled to control and appoint lead counsel reasonably satisfactory to the party seeking indemnification for such defense, in each case at its expense.

      (c) If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 10.3,
(i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim, if the settlement does not release the Indemnified Party from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party and (ii) the Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ separate counsel of its choice for such purpose. The fees and expenses of such separate counsel shall be paid by the Indemnified Party.

      (d) Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearing, trials or appeals, as may be reasonably requested in connection therewith.

      SECTION 10.4. Damages

      EXCEPT WITH RESPECT TO DAMAGES TO THIRD PARTIES UNDER INDEMNIFICATION OBLIGATIONS COVERED BY THIS AGREEMENT OR WITH RESPECT TO BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER UNDER ANY CONTRACT, STRICT LIABILITY, NEGLIGENCE OR OTHER THEORY FOR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES INCLUDING WITHOUT LIMITATION LOST PROFITS IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT, IRRESPECTIVE OF WHETHER SUCH PARTY HAD ADVANCE NOTICE OR KNOWLEDGE OF THE POSSIBILITY OF SUCH DAMAGES.

      SECTION 10.5. Assignment of Claims. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section
10.2 and the Indemnified Party could have recovered all or part of such Damages from a third party (a "Potential Contributor") based on the underlying Claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment; provided that in the event such third party is an insurer, the Indemnifying Party shall reimburse the Indemnified Party for any increased premium directly attributable to any such recovery of Damages.

      SECTION 10.6. Exclusivity. Subject to Section 12.11, after the Closing,
Section 10.2 will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement arising out of the Documents, except in connection with a claim for fraud or intentional misrepresentation.

                                   ARTICLE XI
                                   TERMINATION

      SECTION 11.1. Grounds for Termination. This Agreement maybe terminated at any time prior to the Closing:

      (a) by mutual written agreement of Seller and Purchaser,

      (b) by either Seller or Purchaser if the Closing shall not have been consummated on or before December 24, 1999;

      (c) by either Seller or Purchaser if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction; or

      (d) by either Seller or Purchaser in the event of any action by the Board of Directors of the other to withdraw or modify its approval of this Agreement or the transactions contemplated hereby.

      The party desiring to terminate this Agreement pursuant to clauses 11.1
(b), (c) or (d) shall give notice of such termination to the other party.

      SECTION 11.2. Effect of Termination. If this Agreement is terminated as permitted by Section 11.1, such termination shall be without liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided that if such termination shall result from the (i) failure of either party to fulfill a condition to the performance of the obligations of the other party,
(ii) failure to perform a covenant of this Agreement or (iii) breach by either party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such failure or breach to the extent provided in this Agreement.

      SECTION 11.3. Procedure Upon Termination. In the event of termination of this Agreement by Purchaser or Seller or by both Purchaser and Seller pursuant to Section 11.1 hereof, written notice thereof shall forthwith be given to the other party or parties hereto and the transactions contemplated herein shall be abandoned without further action by Purchaser or the Seller. In addition, if this Agreement is terminated as provided herein:

      (a) Each party will redeliver (or destroy, if agreed to by the other party or if such party requests that they may destroy, and such request is unreasonably denied by the other party) all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same; and

      (b) The confidentiality of all information of a confidential nature received by any party hereto with respect to the business of any other party (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall be maintained in accordance with the Nondisclosure Agreement, which shall survive termination of this Agreement.

                                   ARTICLE XII
                                  MISCELLANEOUS

      SECTION 12.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

       if to Seller, to:

             3Com Corporation
             5400 Bayfront Plaza
             Santa Clara, CA 95052
             Attention: Randy Heffner
             Telecopy:  408-326-6465
             Telephone: 408-326-5760

             with a copy to:

             3Com Corporation
             5400 Bayfront Plaza
             Santa Clara, CA 95052
             Attention: General Counsel
             Telecopy:  408-326-6434
             Telephone: 408-326-5000

             and

             Wilson Sonsini Goodrich & Rosati
             650 Page Mill Road
             Palo Alto, California 94034
             Attention:   Kathleen B. Bloch, Esq.
             Telecopy:    650-493-6811
             Telephone    650-493-9300
       if to Purchaser or Parent, to:

             Manufacturers' Services Limited
             300 Baker Avenue
             Concord, MA 01742
             Attention:   Dale Johnson, General Counsel
             Telecopy:    978-287-5630
             Telephone:   978-287-5635

             with a copy to:

             Ropes & Gray
             One International Place
             Boston, MA 02110
             Attention:   Michael J. Stick, Esq.
             Telecopy:    617-951-7050
             Telephone:   617-951-7000

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

      SECTION 12.2. Amendments and Waivers.

      (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

      (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any or other further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

      SECTION 12.3. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; it being understood that all such costs and expenses of the Acquired Business shall be paid by the Seller and not the Acquired Business.

      SECTION 12.4. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that no party may assign its rights or obligations hereunder without the prior written consent of 3Com, in the case of Purchaser or Parent, or Purchaser, in the case of 3Com, except that (i) Purchaser (but not Parent) may transfer its rights hereunder to an Affiliate of Purchaser, so long as such Affiliate assumes all obligations hereunder; (ii) either of Purchaser or Parent may assign its rights to the proceeds of any indemnification payments or purchase price adjustments under this Agreement to any lenders providing the financing described in Section 5.9, as collateral for its obligations to such lenders and
(iii) Seller may assign its rights hereunder by operation of law or otherwise in connection with a merger of Seller with or into another Person or the sale of all or substantially all of the assets of Seller.

      SECTION 12.5. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

      SECTION 12.6. Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

      SECTION 12.7. Entire Agreement; Severability. This Agreement, together with the Ancillary Agreements and the Nondisclosure Agreement, constitute the entire agreement between the parties hereto and any of such parties' respective affiliates with respect to the subject matter of this Agreement and supersedes all prior communications, agreements and understandings, both oral and written, with respect to the subject matter of this Agreement. If at any time subsequent to the date hereof any term or provision of this Agreement shall be determined to be partially or wholly illegal, void or unenforceable, such provision shall be of no force and effect to the extent so determined, but the illegality or unenforceability of such term or provision shall have no effect upon and shall not impair the legality or enforceability of any other term or provision of this Agreement.

      SECTION 12.8. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

      SECTION 12.9. Disclosure Schedules. The parties acknowledge and agree that
(i) the Schedules to this Agreement may include certain items and information solely for informational purposes for the convenience of the parties and (ii) the disclosure by a party of any matter in the Schedules shall not be deemed to constitute an acknowledgment by the other party that the matter is required to be disclosed by the terms of this Agreement or that the matter is material. Nothing in the Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Schedule identifies the exception with reasonable particularity. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

      SECTION 12.10. Representation by Counsel; Interpretation. Seller, Purchaser and Parent each acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of Seller, Purchaser and Parent.

      SECTION 12.11. Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

      SECTION 12.12. Consent to Jurisdiction. Each of the parties agrees that all actions, suits or proceedings arising out of or based upon this Agreement or the subject matter hereof shall be brought and maintained exclusively in the state or federal courts located in the State of New York. Each of the parties by execution hereof (i) hereby irrevocably submits to the jurisdiction of the state and federal courts located in the Borough of Manhattan, City of New York, State of New York for the purpose of any action, suit or proceeding arising out of or based upon this Agreement or the subject matter hereof and (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named court, that it is immune from extraterritorial injunctive relief, that his or its property is exempt or immune from attachment or execution, that any such action, suit or proceeding may not be brought or maintained in the above-named court should be dismissed on the grounds of forum non conveniens, should be transferred to any court other than the above-named court, should be stayed by virtue of the pendency of any other action, suit or proceeding in any court other than the above-named court, or that this Agreement or the subject matter hereof may not be enforced in or by the above-named court. Each of the parties hereto hereby consents to service of process in any such suit, action or proceeding in any manner permitted by the laws of the State of New York, agrees that service of process by registered or certified mail, return receipt requested, at the address specified in or pursuant to Section 12.1 hereof is reasonably calculated to give actual notice and waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that service of process made in accordance with Section
12.1 hereof does not constitute good and sufficient service of process. The provisions of this Section 12.13 shall not restrict the ability of any party to enforce in any court any judgment obtained in the state or federal courts located in the State of New York.

      SECTION 12.13. Waiver of Jury Trial. Each of Seller, Purchaser and Parent hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this agreement or the subject matter hereof.

      SECTION 12.14. Suretyship Waivers. Parent hereby expressly waives (a) diligence, presentment, demand for payment, acceptance or protest under this Agreement or any of the Documents; (b) discharge due to the disability of Purchaser with respect to its obligations under this Agreement or any of the Documents; (c) any requirement that Seller exhaust any right, power or remedy or proceed against Purchaser or any other Person that may be liable for any obligations of Purchaser hereunder and (d) notice of acceptance of its obligations under this Agreement and the other Documents and notice of non-performance by Purchaser. Parent specifically agrees that it shall not be necessary or required, and Parent shall not be entitled to require, that Seller
(i) file suit or proceed to assert any claim for personal judgement against Purchaser in respect of any Damages; (ii) make any effort at collection, enforcement or recovery of all or any part of the Damages from Purchaser; or
(iii) exercise or assert any other right or remedy to which Seller is or may be entitled in connection with any such Damages. Following the Closing Date, Purchaser and Seller may amend or modify this Agreement or any of the Documents, or settle or comprise any claim hereunder or thereunder, without consent of or notice to Parent. Parent assumes all responsibility for keeping apprised of the financial condition of Purchaser and its performance under this Agreement and the Documents. To the extent any of the following are deemed applicable, Parent expressly waives, to the extent permitted by law, the benefit of California Civil Code Sections 2809, 2810, 2819, 2839, 2845, 2848, 2849, 2850, 2899 and
1432.

      IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                           SELLER:
                                           3COM CORPORATION


                                           By: /s/ Randy R. Heffner
                                               ---------------------------------
                                               Name: Randy R. Heffner
                                               Title: Senior Vice President,
                                                      Manufacturing Operations


                                           PURCHASER:
                                           MANUFACTURERS' SERVICES
                                               SALT LAKE CITY OPERATIONS, INC.


                                           By: /s/ Robert E. Donahue
                                               ---------------------------------
                                               Name: Robert E. Donahue
                                               Title: President


                                           PARENT:
                                           MANUFACTURERS' SERVICES LIMITED


                                           By: /s/ Kevin C. Melia
                                               ---------------------------------
                                               Name: Kevin C. Melia
                                               Title: Chief Executive Officer

                  [Signature Page to Asset Purchase Agreement]